                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


                                     State or Other
                                     Jurisdiction of
Name of                              Incorporation                        Percent
Subsidiary                           or Organization                       Owned
----------                           ---------------                       -----
High Worth Holdings, Ltd.            British Virgin Islands                 100

CBR Finance (B.V.I) Ltd.             British Virgin Islands                 100

March International Group            British Virgin Islands                 100
  Ltd.

Zhaoqing Blue Ribbon High            Sino-foreign joint venture              60 (1)
  Worth Brewery, Ltd.

Zhaoqing Brewery                     People's Republic of China              60 (1)

Zhaoqing Blue Ribbon                 Sino-foreign joint venture              24 (1)
  Brewery Noble, Ltd.

Zhaoqing Blue Ribbon Beer            People's Republic of China              42 (1)
  Marketing Company Limited

Zao Yang Blue Ribbon High            People's Republic of China              33 (1)
  Worth Brewery Ltd.

Sichuan Blue Ribbon Brewery          Sino-foreign joint venture               9 (1)
  High Worth Ltd.

Jilin Lianli (CBR) Brewing           Sino-foreign joint venture              51 (1)
  Company Ltd.


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(1)  Represents the Company's effective interest.